UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Commercial Officer

On May 25, 2018, Jaguar Health, Inc. (the “Company”) appointed Mr. Robert J. Griffing to serve as Chief Commercial Officer of Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of the Company, effective June 11, 2018 (the “Start Date”).  Prior to joining the Company, Mr. Griffing, age 49,  served as Senior Vice President, Corporate Strategy at Orexigen Therapeutics, Inc., a biopharmaceutical company (“Orexigen”), a position he has held since January 2018.  Prior to that, Mr. Griffing was Senior Vice President, Global Marketing at Orexigen, from August 2015 to December 2017.  From September 2013 to August 2015, Mr. Griffing was Vice President, Global Sales & Marketing at electroCore LLC, a pioneer in non-invasive vagus nerve stimulation.  Prior to his time at electroCore LLC, Mr. Griffing spent more than 22 years at Merck & Co., Inc., where he rose to be Vice President of the Commercial Operations Group for the Southeast.  Mr. Griffing holds a B.Sc. in Industrial Management from the Martin Tuchman School of Management at the New Jersey Institute of Technology.

Pursuant to the terms of the offer letter entered into by and between Mr. Griffing and the Company on May 25, 2018 (the “Letter”), the Company is hiring Mr. Griffing in an at-will capacity.  Under this Letter, Mr. Griffing’s annual base salary is $330,000, he is eligible for an annual target bonus of 40% of his base salary, and he is eligible to participate in the employee benefit plans that the Company offers to its other employees. Subject to approval by the Company’s Board of Directors and stockholders, Mr. Griffing will be eligible to receive a grant of options to purchase 3,000,000 shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Stock Options”).  The Stock Options will have an exercise price equal to the fair market value of the Company’s common stock on the date upon which the Stock Options are granted. The Stock Options vest as follows: eight and three-tenths percent (8.3%) of the Stock Options upon the last day of the month that is three months after the Start Date, and then, at the rate of 1/36th of the Stock Options each month over a period of three (3) years, on the last day of each month.

In the event of a change in control in which Mr. Griffing’s job is eliminated for good reason due to such change of control (e.g., material diminution in such employee’s duties or responsibilities, material reduction in such employee’s base pay, etc.), the Company will pay Mr. Griffing severance equal to 12-months of his then monthly base salary.  In the event of a termination without cause and without good reason, the Company’s will pay Mr. Griffing 1 month base pay for every year of continuous service up to a maximum of 6 months’ base pay.  In addition, with respect to either of the above-referenced termination scenarios, vesting of all outstanding awards granted to Mr. Griffing under the 2014 Equity Incentive Plan will accelerate and become vested and exercisable.

The foregoing description of the terms of the Letter are qualified in their entirety by reference to the full text of the Letter, which is filed as Exhibit 10.1 hereto.

On May 29, 2018, the Company issued a press release with respect to the appointment of Mr. Griffing as Chief Commercial Officer of Napo, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01                   Financial Statements and Exhibits

(d)                  Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated May 25, 2018.

99.1	Press Release, dated May 29, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: May 29, 2018	By:	/s/ Karen S. Wright
Name: Karen S. Wright
Title: Chief Financial Officer

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